UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 1, 2006
GNC CORPORATION
GENERAL NUTRITION CENTERS, INC.
(Exact names of registrants as specified in their charters)

Delaware	333-116040	72-1575170
Delaware	333-114502	72-1575168
(States of incorporation)	(Commission File Nos.)	(I.R.S. Employer
Identification Nos.)
300 Sixth Avenue, Pittsburgh, Pennsylvania 15222
(Address of principal executive offices) (Zip Code)
(412) 288-4600
(Registrants’ telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrants under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
          (d) The board of directors of each of GNC Corporation (“GNC”) and General Nutrition Centers, Inc. (“Centers” and, together with GNC and their direct and indirect subsidiaries, the “Company”) has appointed Joseph Fortunato as a director effective June 1, 2006 to fill a vacancy on the boards of directors. Initially, Mr. Fortunato will not be appointed to any standing committee of the boards of directors of GNC or Centers, but has been appointed to serve on an ad hoc committee of the GNC board of directors.
          Mr. Fortunato, age 53, became the Company’s President and Chief Executive Officer in November 2005. He served as the Company’s Executive Vice President and Chief Operating Officer beginning in December 2003 and was promoted to Senior Executive Vice President in June 2005. Since November 2005, Mr. Fortunato has also served as President and Chief Executive Officer of General Nutrition Companies, Inc., having previously served as Executive Vice President and Chief Operating Officer since November 2001. From October 2000 until November 2001, he served as its Executive Vice President of Retail Operations and Store Development. Mr. Fortunato began his employment with General Nutrition Companies, Inc. in October 1990 and has held various positions, including Senior Vice President of Store Development and Operations from 1998 until 2000, Vice President of Financial Operations from 1997 until 1998, and Director of Financial Operations from 1990 until 1997.
          As previously disclosed, Centers and Mr. Fortunato are parties to an employment Agreement.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
Dated: June 2, 2006

GNC CORPORATION GENERAL NUTRITION CENTERS, INC. (Registrants)
By:	/s/ Curtis J. Larrimer
Curtis J. Larrimer
Executive Vice President and Chief Financial Officer

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